Exhibit 10.1
February 18, 2022

Dipak Golechha
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054
Re: Addendum to Employment Offer Letter (the “Addendum”)
Dear Dipak,
This Addendum will confirm the modifications to your employment terms effective February 17, 2022 (“Effective Date”). The following relevant terms and conditions of your employment will be added to your existing terms:
Termination Benefits.
(a) Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within 12 months following the Change in Control, then you will be entitled to receive:
(i) a lump-sum payment equal to your then-current annual base salary, 100% of your target incentive compensation payment for that fiscal year, and reimbursement of 12 months of your COBRA premiums; and
(ii) accelerated vesting of any then-outstanding unvested time-based equity awards, equal to the shares that would have vested by the 12 month anniversary of your last date of employment (collectively, the “Change in Control Severance Benefits”). Your entitlement to the Change in Control Severance Benefits is subject to your compliance with subsection (b) below.
(b) Form and Timing of Payment. This section “Termination Benefits” will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Termination Benefits section. The severance payments will be paid in lump sum following the effectiveness of the release within 60 days after your separation. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years and/or if your severance payments are Deferred Payments (as defined below), then the payments will be paid in lump sum on the 60th day following your termination of employment, subject to such later payment date as may be required under Section 409A, as described below.
(c) Definitions.
(i) For purposes of this Agreement, “Cause” shall mean: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in intentional fraud or an act of willful dishonesty against the Company; (iii) willful breach of the Company’s policies which materially harms the Company; (iv) intentional damage of a substantial amount of the Company’s property; (v) willful and material breach of this agreement or Employee Invention Assignment and

Confidentiality Agreement; or (vi) a willful failure or refusal in a material respect by you to follow the lawful, reasonable policies or directions of the Company as specified by the Board after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within 30 days of receipt of such notice.
(ii) For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in your authority, status, obligations or responsibilities, provided that following a Change in Control a change in title alone (not accompanied by a change in authority, status, obligations or responsibilities) shall not constitute a material reduction; (ii) a reduction of your total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company’s employees pursuant to a directive of the Board; (iii) any failure by the Company to pay your base salary; (iv) the relocation of the principal place of the Company’s business to a location that is more than 35 miles further from your home than before the relocation; or (v) the Company’s material breach of this Agreement. Your resignation must occur within 12 months after one of the foregoing conditions has come into existence without your consent. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.
(iii) For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of 51% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Section 280G. If any payments and other benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 280G provision, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. The Company will select a professional services firm to make all of the determinations required to be made under this section relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.
Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A (“Deferred Payments”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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This Addendum does not change the at-will nature of your employment relationship with the Company. This Addendum supersedes any prior representations or agreements concerning similar subject matter. Other than as specifically set forth in this Addendum, all the terms of the employment offer letter between you and the Company, dated March 17, 2021, remain in full force and effect.
Sincerely,
/s/ Liane Hornsey
Agreed to and accepted:
Signature: /s/ Dipak Golechha
Printed Name: Dipak Golechha
Date: 2022-02-18
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